Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
UL SOLUTIONS INC.
UL Solutions Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.    The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on October 21, 2008, under the name Underwriters Laboratories (USA) Inc.
2.    The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Restated Certificate of Incorporation, as heretofore amended (the “Prior Certificate”), and which was duly adopted by all necessary action of the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the DGCL.
3.    The text of the Prior Certificate is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to read in full as follows:
ARTICLE I
The name of the corporation is UL Solutions Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Section 4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,510,000,000, consisting of three classes as follows:
(a)    1,000,000,000 shares of Class A common stock, with a par value of $0.001 per share (the “Class A Common Stock”);
(b)    500,000,000 shares of Class B common stock, with a par value of $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and
(c)    10,000,000 shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).
Upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”) each share of Class A Common Stock (as defined in the Prior Certificate) (the “Old Class A Common Stock”) issued and outstanding or held in treasury immediately prior to the Reclassification Effective Time, shall be automatically reclassified into one share of Class B Common Stock without any further action by the Corporation or the holder of any such share. No fractional shares of Class B Common Stock shall be deliverable upon the reclassification of the Old Class A Common Stock provided for in this paragraph. Stockholders who otherwise would have been entitled to receive a fractional share of Class B Common Stock (after aggregating all fractional shares such stockholder would otherwise be entitled to receive pursuant to the reclassification of the Old Class A Common Stock), in lieu of receipt of such fractional share, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional share as of the Reclassification Effective Time as determined by the Board of Directors. Any fractional share in respect of shares held in treasury by the Corporation (after aggregating all fractional shares that would otherwise be held in treasury as result of the reclassification of the Old Class A Common Stock) as a result of the reclassification of the Old Class A Common Stock provided for in this paragraph shall be cancelled and no consideration shall be paid therefor. All share numbers, dollar amounts and other provisions set forth herein give effect to the reclassification of the Old Class A Common Stock provided for in this paragraph. Each stock certificate representing shares of Old Class A Common Stock immediately prior to the Reclassification Effective Time shall be surrendered to the Corporation and, upon such surrender, the shares of Class B Common Stock into which the Old Class A Common Stock were reclassified shall be uncertificated shares.
Section 4.2    Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the DGCL (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. Except as otherwise required by law, holders of any series of Preferred Stock shall not be entitled to vote on any matter except as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation). Notwithstanding the foregoing, prior to the Sunset Date (as defined below), the Board of Directors shall not issue Preferred Stock which shall entitle the record holders thereof as of the applicable record date to more than one (1) vote per share, on an as if converted basis, in person or by proxy on any matter submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise, without the prior consent of the holders of a majority of the outstanding shares of Class B Common Stock.
Section 4.3    Number of Authorized Shares. Notwithstanding Article VIII of this Certificate of Incorporation, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, and only such vote, if any, required by Section 242(d) of the DGCL shall be required in connection therewith, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.4    Class A Common Stock and Class B Common Stock. Except as otherwise set forth herein, the powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be identical in all respects.
(a)    Voting Rights. Except as otherwise required by law or provided in this Certificate of Incorporation:
(i)    each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.
(ii)    each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.
(iii)    the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (and, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock as a single class, with such holders of Preferred Stock) on all matters submitted to a vote of all of the stockholders of the Corporation entitled to vote thereon.
(iv)    subject to Section 4.2, the holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).
(v)    there shall be no cumulative voting.
(b)    Dividends and Distributions. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and any consent required by Section 14.1, dividends may be declared and paid on the Class A Common Stock and Class B Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends may not be declared or paid (x) on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class B Common Stock or (y) on the Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock; provided, however, in the event any dividend is declared or paid in-kind in shares of Class A Common Stock or shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares), as applicable, then the holders of Class A Common Stock will be entitled to receive such dividend only in the form of shares of Class A Common Stock (or other securities exercisable, exchangeable or convertible into such shares) and the holders of Class B Common Stock will be entitled to receive such dividend only in the form of shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares) (provided, any such dividend shall be required to be declared and paid at the same rate on the outstanding shares of Class A Common Stock and shares of Class B Common Stock).

(c)    Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization, merger or conversion of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).
(d)    Adjustments for Stock Splits or Combinations.
(i)    If at any time the Corporation effects a subdivision of the outstanding shares of the Class A Common Stock into a greater number of shares of Class A Common Stock, the Corporation shall simultaneously effect an equivalent subdivision of the outstanding shares of Class B Common Stock into a greater number of shares of Class B Common Stock. If at any time the Corporation effects a subdivision of the outstanding shares of the Class B Common Stock into a greater number of shares of Class B Common Stock, the Corporation shall simultaneously effect an equivalent subdivision of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock.
(ii)    If at any time the Corporation effects a combination of the outstanding shares of the Class A Common Stock into a smaller number of shares of Class A Common Stock, the Corporation shall simultaneously effect an equivalent combination of the outstanding shares of Class B Common Stock into a smaller number of shares of Class B Common Stock. If at any time the Corporation effects a combination of the outstanding shares of the Class B Common Stock into a smaller number of shares of Class B Common Stock, the Corporation shall simultaneously effect an equivalent combination of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock.
(e)    Class B Common Stock. Shares of Class B Common Stock may be issued only to, and registered only in the name of, a ULSE Company.
Section 4.5    Conversions of Class B Common Stock.
(a)    Voluntary Conversion. Each outstanding share of Class B Common Stock shall be convertible, at the option of the holder thereof, at the office of Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to voluntarily convert the same into shares of Class A Common Stock, he, she or it shall (i) if such holder’s shares are certificated, surrender the certificate or certificates therefor (or, if such holder alleges that such certificate(s) has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and (ii) give written notice to the Corporation at its principal corporate office, of the election to convert the same and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees (i) in which such holder wishes the Class A Common Stock and certificate or certificates for such shares of Class A Common Stock (if such shares of Class A Common Stock are to be certificated) to be issued or (ii) in which such shares of

Class A Common Stock are to be registered in book entry (if such shares of Class A Common Stock are uncertificated). If required by the Corporation, such holder shall furnish, in a form satisfactory to the Corporation, a written instrument or instruments of transfer, duly executed by the holder or his, her or its attorney duly authorized in writing. As soon as practicable after the conversion of such shares, there shall be issued and delivered to such holder, or to his, her or its nominees, a certificate or certificates (if such shares are to be certificated) or a book entry or book entries (if such shares are to be uncertificated) for the number of shares of Class A Common Stock into which the shares of Class B Common Stock so surrendered were converted and a certificate (if such shares are to be certificated) or a book entry or book entries (if such shares are to be uncertificated) for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate or a book entry or book entries that were not converted into Class A Common Stock.
(b)    Mandatory Conversion. Each outstanding share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earlier of (i) the Transfer of such share if, after such Transfer, such share is not Beneficially Owned by a ULSE Company, and (ii) the Sunset Date. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of shares of Class B Common Stock is being made to a Person that is not a ULSE Company, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent and shall be made available for inspection by and, upon written request shall be provided to, any requesting holders of shares of Class B Common Stock.
(c)    Record Holders. The Persons entitled to shares of Class A Common Stock upon conversion of Class B Common Stock shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the date of conversion. Notwithstanding anything to the contrary in this Certificate of Incorporation, if the date on which any share of Class B Common Stock is converted into Class A Common Stock occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares), such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock (or other securities exercisable, exchangeable or convertible into such shares) and no shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares) shall be issued in payment thereof.
(d)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, in addition to such other remedies as shall be available to the holders of Class B Common Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
(e)    Status of Converted Stock. In the event any shares of Class B Common Stock shall be converted pursuant to the terms of this Certificate of Incorporation, the shares so converted shall be cancelled and shall not be reissued by the Corporation, such shares shall automatically be retired and the Corporation shall take action to file a certificate of retirement or otherwise amend this Certificate of Incorporation to effect the corresponding reduction in the Corporation’s authorized capital stock.
(f)    Taxes Payable. The Corporation shall not be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not otherwise payable.
Section 4.6    Certificates; Notice. All certificates representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
All holders of uncertificated shares of Class B Common Stock shall be given notice within a reasonable time after the issuance or transfer of uncertificated shares of such stock, in writing or by electronic transmission, that the Class B Common Stock represented by book entry or book entries are subject to the restrictions (including restrictions on transfer) set forth in this Certificate of Incorporation, as it may be amended and/or restated from time to time (a copy of which is on file with the Secretary of the Corporation and shall be provided free of charge to any stockholder making a request therefor)
Section 4.7    Fractions. No fractional shares of Class A Common Stock shall be deliverable upon any conversion contemplated by this Section 4. Stockholders who otherwise would have been entitled to receive any fractional share of Class A Common Stock pursuant to a conversion contemplated by this Section 4, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional share (after aggregating all fractions shares such holder would otherwise be entitled to receive) as of the time of conversion.
Section 4.8    Equal Treatment in a Change of Control Transaction. In any Change of Control Transaction, the consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in such Change of Control Transaction shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided herein (including with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Class A Common Stock or holders of Class B Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such Change of Control Transaction.
ARTICLE V
Subject to any consent required by Section 14.1 and any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation (as may be amended and/or restated from time to time, the “Bylaws”). The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to any consent required by Section 14.1, such adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least a majority of the Voting Stock; provided, however, that from and after the Sunset Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by this Certificate of Incorporation (including any Certificate of Designation), and subject to any consent required by Section 14.1, the adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the Voting Stock.
ARTICLE VI
Section 6.1    Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.
Section 6.2    Number and Terms of the Board of Directors. Subject to Section 14.1(i) and the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances (such directors, “Preferred Stock Directors”), the total number of Directors constituting the entire Board of Directors of the Corporation shall be fixed from time to time by resolution of the Board.
Section 6.3    Classes of Directors. Subject to the rights set forth in Section 6.7 and the rights of the holders of any series of Preferred Stock to elect Preferred Stock Directors, from and after the Sunset Date, the Directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of the stockholders following the Sunset Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of the stockholders following the Sunset Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting following the Sunset Date. At each annual meeting of stockholders of the Corporation following the Sunset Date, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Board of Directors is authorized to assign members of the Board of Directors already in office to a class at the Sunset Date.

Section 6.4    Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to the rights set forth in Section 6.7 and the rights of the holders of any series of Preferred Stock then outstanding in respect of Preferred Stock Directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director appointed to fill a vacancy or newly created directorship shall hold office until the expiration of the term of office of the Director whom he or she has replaced and until his or her successor shall be elected and qualified.
Section 6.5    Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding in respect of Preferred Stock Directors and the Stockholder Agreement, from and after the Sunset Date, any Director may be removed only for cause and only by an affirmative vote of holders of at least two-thirds of the Voting Stock at a meeting duly called for that purpose.
Section 6.6    Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto. Notwithstanding Section 6.2, the number of Directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.2, and the total number of Directors constituting the Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate (in which case each such Director thereupon shall cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.
Section 6.7    ULSE Directors.
(a)    Designation Rights. ULSE shall have the right, but not the obligation, to designate for election to the Board of Directors, a number of designees as follows:
(i)    Until the Sunset Date, ULSE shall be entitled to designate for nomination by the Board of Directors in any applicable election four (4) individuals;
(ii)    If, after the Sunset Date, the ULSE Companies Beneficially Own shares of Voting Stock representing, in the aggregate, twenty percent (20%) or more of the voting power of the then-outstanding Voting Stock, ULSE shall be entitled to designate for nomination by the Board of Directors in any applicable election two (2) individuals;
(iii)    If, after the Sunset Date, the ULSE Companies Beneficially Own shares of Voting Stock representing, in the aggregate, ten percent (10%) or more, but less than twenty percent (20%), of the voting power of the then-outstanding Voting Stock, ULSE shall be entitled to designate for nomination by the Board of Directors in any applicable election one (1) individual; and

(iv)    If, after the Sunset Date, the ULSE Companies no longer Beneficially Own shares of Voting Stock representing, in the aggregate, ten percent (10%) or more of the voting power of the then-outstanding Voting Stock, ULSE shall not be entitled to designate any individuals for nomination by the Board of Directors pursuant to the rights afforded to ULSE under this Section 6.7(a).
Each individual whom ULSE shall designate pursuant to this Section 6.7(a)(i)-(iii) and who is thereafter elected to serve as a Director shall be referred to herein as a “ULSE Director.” ULSE shall designate each ULSE Director for nomination by delivering to the Corporation a written notice at least ninety (90) days prior to the one year anniversary of the filing of the definitive proxy for the preceding annual meeting (or such shorter period as is agreed in writing by the Corporation) setting forth the individual to be nominated and such individual’s business address, telephone number and e-mail address; provided, that if ULSE shall fail to deliver such written notice, ULSE shall be deemed to have designated the ULSE Director(s) whose term is expiring. An individual designated by ULSE for nomination as a director (A) shall comply with the Corporation’s duly adopted policies and procedures, including applicable fiduciary duties, applicable to all Directors and (B) shall be independent in accordance with any applicable requirements under Securities Laws or stock exchange rules. Notwithstanding anything to the contrary set forth herein, in the event that the Nominating and Corporate Governance Committee of the Corporation’s Board of Directors determines, in good faith, that a particular ULSE designee does not satisfy (i) all legal or exchange listing requirements for service as a Director, (ii) any requirements set forth in the Corporation’s corporate governance guidelines or similar reasonable criteria applicable to all Directors, or (iii) the requirements set forth in this paragraph of Section 6.7(a), then the Nominating and Corporate Governance Committee shall as promptly as reasonably practicable (but in any event within thirty (30) days of the Corporation’s receipt of the notice described in this Section 6.7(a)) inform ULSE of such determination in writing and ULSE shall be entitled to designate a new person as a ULSE designee in accordance with this Section 6.7(a).
For the avoidance of doubt, with respect to any person designated by ULSE pursuant to Section 6.7(a)(i)-(iii), ULSE shall only be required to comply with the provisions of this Section 6.7(a) and shall not be required to comply with the advance notice provision of the Bylaws. Notwithstanding anything in this Section 6.7(a) to the contrary, ULSE may also directly nominate individuals to serve on the Board of Directors pursuant to and in accordance with the advance notice provisions of the Bylaws.
(b)    Vacancies. For so long as ULSE is entitled to designate persons for nomination to the Board of Directors pursuant to Section 6.7(a), in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any ULSE Director, the vacancy so created may be filled solely by ULSE and may not be filled by the Board of Directors or any other person.
(c)    Board Leadership. Until the Sunset Date, the positions of Chief Executive Officer of the Corporation and Chair of the Board of Directors shall not be held by the same individual.
(d)    Committees. For so long as ULSE is entitled to designate at least two (2) individuals for nomination to the Board of Directors pursuant to Section 6.7(a), any committee of the Board of Directors shall include at least one (1) ULSE Director identified by ULSE to serve on such committee (subject to any applicable requirements under Securities Laws or stock exchange rules). If ULSE is entitled to designate only one (1) individual for nomination to the Board of Directors, such individual may serve on up to two (2) committees of the Board of Directors, each such committee to be at ULSE’s choosing.

(e)    Additional Obligations.
(i)    The Corporation agrees to take action to (A) cause the individuals designated in accordance with Section 6.7(a) to be included in the Corporation’s notice of meeting and proxy materials; (B) nominate each such individual to be elected as a director as provided herein; and (C) solicit proxies or consents; in each case in accordance with this Certificate of Incorporation, the Bylaws, Securities Laws, the DGCL and applicable stock exchange rules.
(ii)    If at any time the Board of Directors shall become classified in accordance with Section 6.3, the ULSE Directors shall be apportioned among the three classes of Directors as nearly equal in number as possible, and any remaining ULSE Directors will be designated a Class III Director, in each case unless otherwise requested by ULSE.
Section 6.8    Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
ARTICLE VII
Section 7.1    Action without a Meeting. Prior to the Sunset Date, any action that is required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Voting Stock entitled to vote thereon were present and voted. From and after the Sunset Date, subject to the rights of the holders of series of Preferred Stock, no action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting or by consent.
Section 7.2    Special Meetings. Prior to the Sunset Date, special meetings of stockholders may be called by or at the direction of the chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by the Board of Directors and shall be called by the chairperson of the Board of Directors at the written request of ULSE. From and after the Sunset Date, subject to the rights of the holders of series of Preferred Stock and to the requirements of applicable law, special meetings of stockholders may be called only by or at the direction of the chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by the affirmative vote of the Board of Directors. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.
ARTICLE VIII
Except with respect to the adoption and filing of any Preferred Stock Designation in accordance with Article IV, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation) and any consent required by Section 14.1, the adoption, amendment or repeal of the Certificate of Incorporation shall require the affirmative vote of the holders of at least a majority of the Voting Stock, provided, however, that from and after the Sunset Date, except with respect to Articles I, II and III and the adoption and filing of any Preferred Stock Designation in accordance with Article IV, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation) and any consent required by Section 14.1, the adoption, amendment or repeal of the Certificate of Incorporation shall require the affirmative vote of the holders of at least two-thirds of the Voting Stock, provided further that, notwithstanding the foregoing, and subject to any consent required by Section 14.1, any amendment to this Certificate of Incorporation effecting changes set forth in (i) Section 242(d)(1) of the DGCL can be effected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2).
ARTICLE IX
The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a Director or officer, as applicable. No amendment to, or modification or repeal of, this Article IX shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
ARTICLE X
Until the Sunset Date, the Corporation elects not to be governed by Section 203 of the DGCL. From and after the Sunset Date, the Corporation shall be governed by Section 203 of the DGCL.
ARTICLE XI
Section 11.1    Corporate Opportunity.
(a)    To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (1) ULSE, (2) any director, officer or employee of ULSE, or (3) any of its or their Affiliates (other than the Corporation or any of its Subsidiaries) (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of such Exempt Person’s respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries. Any Person purchasing or otherwise acquiring any interest in ULS Securities shall be deemed to have notice of and consented to the provisions of this Article XI.
(b)    To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Section 11.2    Liability. To the fullest extent permitted by law, no Exempt Person will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.
Section 11.3    Termination. This Article XI shall become inoperative and of no effect on the later of (a) the Sunset Date and (b) the date upon which no officer and/or director of the Corporation is also an officer and/or director of any ULSE Company.
ARTICLE XII
Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery or, if such court does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; and (b) the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. To the fullest extent permitted by law, if any action, the subject matter of which is within the scope of the first sentence of this Article XII, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery and the other state and federal courts in the State of Delaware or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. The provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. This provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

ARTICLE XIII
Section 13.1    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.
Section 13.2    Whenever the context requires, the gender of all words used in this Certificate of Incorporation includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles, Sections and subsections refer to articles, sections and subsections of this Certificate of Incorporation, unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Certificate of Incorporation, they shall be deemed to be followed by the words “without limitation.”
ARTICLE XIV
Section 14.1    ULSE Consent Rights. Until the ULSE Companies no longer Beneficially Own shares of Voting Stock representing, in the aggregate, twenty five percent (25%) or more of the voting power of the then-outstanding Voting Stock, the Corporation shall not take, and shall cause its Subsidiaries not to take, any of the actions set forth in the following clauses without the prior written consent of ULSE (which consent may be withheld or granted in its discretion):
(a)    Enter into any material line of business, other than (i) testing, inspection and certification of products, components, assets and systems or (ii) selling subscription and license‐based software and advisory services to customers to support risk management, sustainability and compliance processes;
(b)    Merge or consolidate with or into another corporation or entity, other than (i) in connection with an internal restructuring or reorganization or (ii) strategic transactions consummated by the Corporation in the course of its business that do not exceed the consideration set forth in Section 14.1(c)(i), in each case of (i) and (ii), where there is no change to the relative ownership or voting percentages of the Corporation’s stockholders or any other rights, as applicable to any successor entity; provided, however, that nothing contained in this Section 14.1(b) will limit ULSE’s rights as a stockholder pursuant to applicable law; and, provided, further that, for the avoidance of doubt, issuances of Class A Common Stock as consideration in an acquisition structured as a merger involving a wholly-owned subsidiary of the Corporation shall not require consent under this Section 14.1(b) to the extent such transaction otherwise is in accordance with Section 14.1(c) and Section 14.1(e);
(c)    Directly or indirectly (i) acquire stock or assets of any Person in any transaction or series of transactions involving consideration in excess of fifteen percent (15%) of the equity market capitalization of the Corporation, as measured on the date of the transaction, in the aggregate and on an as-converted basis, in any fiscal year or (ii) enter into any joint venture, cooperation or similar arrangement with obligations of the Corporation exceeding fifteen percent (15%) of the equity market capitalization of the Corporation, as measured on the date on which the arrangement is entered into, in the aggregate and on an as-converted basis, in any fiscal year;

(d)    Sell, divest, transfer or dispose of assets having a book value in excess of five percent (5%) of the equity market capitalization of the Corporation (either in an individual transaction or in a series of transactions), as measured on the date of the transaction, in any fiscal year;
(e)    Issue or agree to issue any ULS Securities (i) at a price below fair market value, other than an underwritten public offering for cash, (ii) with any rights senior to the rights of the holder of Class B Common Stock, (iii) that would result in dilution of greater than ten percent (10%) of the then-outstanding shares of the Common Stock (either in an individual transaction or in a series of transactions) or (iv) that would result in the ULSE Companies Beneficially Owning less than a majority of outstanding ULS Securities; excluding, for purposes of clause (iii), issuances of equity securities pursuant to any equity incentive plans in effect at the Closing or approved by the Board of Directors and the stockholders as required by Delaware law or any applicable exchange listing requirements;
(f)    Repurchase any ULS Securities in an amount exceeding five percent (5%) of the then-outstanding ULS Securities in any fiscal year, except to the extent such repurchase is for the purpose of offsetting dilution resulting from grants or issuances of equity securities pursuant to an equity incentive plan in effect at the Closing or approved by the Board of Directors and the stockholders as required by Delaware law or any applicable exchange listing requirements;
(g)    Incur indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) that would cause a downgrade of the Corporation’s debt securities from any Rating Agency from investment grade to below investment grade, based upon each such Rating Agency’s definition of “investment grade”;
(h)    Make a loan to any Person or purchase any debt securities other than with respect to intercompany loans between the Corporation, on the one hand, and any of its Subsidiaries, on the other hand;
(i)    Increase the size of the Full Board of Directors to greater than fifteen (15) directors;
(j)    Hire any Chief Executive Officer of the Corporation who is not Jennifer F. Scanlon;
(k)    Pay or declare any dividend or other distribution on any shares of Class A Common Stock or Class B Common Stock except to the extent consistent with the dividend policy of the Corporation; or modify or amend the dividend policy of the Corporation; or
(l)    Amend, modify or repeal this Certificate of Incorporation or the Bylaws in a manner that disproportionately adversely affects ULSE.
ARTICLE XV
Section 15.1    Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:
(a)    “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.
(b)    “Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

(c)    “Change of Control Transaction” means (i) a merger or consolidation of the Corporation into or with another corporation or entity or a conversion of the Corporation (except one in which the holders of ULS Securities immediately prior to such merger or consolidation and/or the Affiliates of such holders collectively continue to hold at least a majority of the Voting Stock of the surviving corporation or at least a majority of the voting power of the voting interests in the converted entity); (ii) the sale, transfer or license of all or substantially of the assets of the Corporation; or (iii) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s Voting Stock is transferred; provided that a Change of Control Transaction shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.
(d)    “Closing” means the closing of the Corporation’s initial public offering of shares of Class A Common Stock.
(e)    “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity.
(f)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(g)    “Full Board of Directors” means the total number of Directors constituting the entire Board of Directors as determined in accordance with this Certification of Incorporation.
(h)    “Person” means any individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trusts or other entity.
(i)    “Rating Agency” means any of Moody’s Investor Service, Inc., Standard & Poor’s Ratings Group and Fitch Ratings, Inc., or any successor to the rating agency business any of the aforementioned Persons.
(j)    “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(k)    “Securities Laws” means the Securities Act and the Exchange Act.”
(l)    “Stockholder Agreement” means the Stockholder Agreement, dated as of April 2, 2024, by and between the Corporation and ULSE, as may be amended from time to time, and a copy of which is on file at the Corporation’s headquarters.
(m)    “Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation:

(i) Beneficially Owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting stock of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body).
(n)    “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) of any interest (legal or beneficial) in any share of Common Stock. In addition, the entry into a binding agreement conveying voting control over any Voting Stock (or over equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of ULS Securities) shall constitute a “Transfer” of such stock for all purposes hereof, except in connection with (i) the grant of a proxy to officers or Directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or (ii) the entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by the Board of Directors of the Corporation and consented to by ULSE pursuant to Article XIV.
(o)    “Sunset Date” means the earlier of (i) 5:00 p.m. New York City time on the date, if any, on which the ULSE Companies cease to Beneficially Own in the aggregate at least 35% of the aggregate number of shares of Class B Common Stock Beneficially Owned by the ULSE Companies immediately following the closing of the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act (“IPO”), as such number of shares is reduced for any shares sold pursuant to the underwriters’ exercise of their over-allotment option in the IPO, and as further adjusted for stock dividends, stock splits, combinations, exchanges or other changes affecting the shares of the Common Stock and (ii) 5:00 p.m. New York City time on the seven (7) year anniversary of the closing of the Corporation’s IPO.
(p)    “ULSE” means ULSE Inc., a Delaware nonprofit nonstock corporation.
(q)    “ULSE Companies” means ULSE, ULSE Parent, and each of their Affiliates, all successors to ULSE, ULSE Parent or their Affiliates by way of merger, consolidation, conversion or sale of substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which ULSE, ULSE Parent or any of their Affiliates: (i) Beneficially Owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting stock of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation (any such successor in interest, corporation, limited liability company, joint venture, partnership, trust, association or other entity referred to in this definition shall be deemed to be a “ULSE Company”). Notwithstanding anything herein to the contrary, to the extent the Board of Directors determines in good faith that an entity is a ULSE Company within the meaning of the foregoing, such entity shall be deemed a “ULSE Company.”
(r)    “ULSE Company” means one of the ULSE Companies.
(s)    “ULSE Parent” means Underwriters Laboratories Inc., a Delaware charitable nonstock corporation.

(t)    “ULS Securities” means any capital stock (or other equity interests) of the Corporation and any rights, warrants or options to acquire capital stock (or other equity interests) of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation or into which such capital stock (or other equity interests) of the Corporation is converted or exchanged).
(u)    “Voting Stock” means any ULS Securities entitled to vote generally in the election of directors. Every reference to a percentage of Voting Stock shall refer to such percentage of the voting power of such Voting Stock.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on April 11, 2024.

UL SOLUTIONS INC.

By:	/s/ Jacqueline K. McLaughlin
Name:	Jacqueline K. McLaughlin
Title:	Executive Vice President and Chief Legal Officer